Exhibit 10.19

Date: December 1, 2007

Michael Morhaime
23 Ocean Heights Drive
Newport Beach, CA 92657

Dear Mr. Morhaime:

Reference is made to that certain Business Combination Agreement, dated as of December 1, 2007 (the “Business Combination Agreement”), between Vivendi S.A. (“Vivendi”), VGAC LLC, Vivendi Games, Inc. (“Vivendi Games”), Activision, Inc., and Sego Merger Corporation.  Subject to (i) the consummation of the transactions contemplated by Business Combination Agreement and (ii) your remaining in the employment of Vivendi Games or its subsidiary, Blizzard Entertainment, Inc. (“Blizzard”) from the date hereof until the Closing Date (as defined in the Business Combination Agreement), Activision Blizzard, Inc. (the “Company”) shall employ you and you agree to accept employment upon the terms and conditions set forth in this agreement (the “Agreement”), effective upon the Closing Date.  In the event the transactions contemplated by that certain Business Combination Agreement are not consummated for any reason or you are not in the employment of Vivendi Games or Blizzard for any reason as of the date one (1) day prior to Closing Date, this Agreement shall be null and void without either you or the Company having any continuing or further obligations hereunder.

1.             Term.  The term of this Agreement will commence on the “Closing Date” as such term is defined in the Business Combination Agreement (the “Commencement Date”), and continues until the last day of the month in which the fifth (5th) anniversary of the Commencement Date occurs, unless earlier terminated pursuant to the provisions of Paragraph 4 (the “Term”).  Notwithstanding the foregoing, if the Commencement Date does not occur before July 31, 2008 (or any alternate date mutually agreed by you and the Company in writing), this Agreement shall be null and void without either you or the Company having any continuing or further obligations hereunder.  The Company shall notify you in writing on or before the date which is six (6) months prior to the expiration of the Term of its desire to renew or extend and continue your employment with the Company, upon receipt of which notice you and the Company shall promptly commence discussions concerning such renewal or extension of employment; provided, that absent your and the Company’s execution of a written agreement addressing such extension or renewal of employment, nothing contained herein shall obligate the Company or you to consider or agree to any such renewal or extension of employment beyond the expiration of the initial Term and each of you and the Company expressly acknowledges that no promises or understandings to the contrary have been made or reached.  You also agree and acknowledge that, absent a contrary written agreement between you and the Company, should you and the Company choose to continue your employment for any period of time following the expiration of the Term (including the expiration of any extensions of the Term), your employment with the Company will be “at will;” in other words, absent such contrary written agreement, during any time following the expiration of the Term the Company may terminate your employment at any time, with or without reason and with or without notice, and you may resign at any time, with or without reason and with or without notice.

2.             Duties.  You agree to be employed by the Company and shall perform your full time business services for Blizzard and its Affiliates and subsidiaries upon the terms and conditions of this Agreement.  You will continue your services hereunder as President and Chief Executive Officer of Blizzard and shall report directly to the Company’s Chief Executive Officer.  At all times during the Term, you shall remain as Blizzard’s senior most executive officer.  You will perform those duties and other services as are consistent with your office and position as shall be reasonably designated or requested from time to time by the Company’s Chief Executive Officer, subject to the limitations and exclusions set forth in Section 4(c).  You will not be required, without your consent, to perform your primary duties under this Agreement in a location other than Irvine, California or more than fifteen (15) miles therefrom, except for normal and customary required travel on the Company’s business.  Notwithstanding the foregoing you shall be entitled to (i) with the consent of the Company’s Board of Directors (which consent shall not be unreasonably be withheld), serve on the board of directors or other governing board or committees of up to three (3) for profit corporations or entities which do not engage in the conduct of business competitive with that of Vivendi S.A. (for so long as it is a shareholder of the Company), the Company and/or Blizzard, (ii) serve on civic, industry, or charitable boards or committees and engage or participate in civic, cultural, philanthropic and community affairs and projects, and (iii) manage your own personal, financial, investment, and legal affairs (collectively the foregoing activities described under sub-clauses (i), (ii) and (iii) are hereinafter collectively referred to as the “Permitted Activities”); provided, that none of such Permitted Activities unreasonably interfere with your performance of your full time duties for and on behalf of Blizzard hereunder and are not in violation of the Company’s ethics codes, conflicts of interests policies and corporate governance guidelines in effect at the time of the inception of such Permitted Activities.  In such regard, you shall be entitled to receive and retain, as your exclusive property and assets, any payments, compensation, revenues, profits, gains, or other benefits derived from the Permitted Activities.

3.             Compensation and Related Matters.

(a)           Base Salary.  For all services rendered under this Agreement, commencing as of the Commencement Date the Company will pay you base salary at an annual rate of Four Hundred Seventy-Five Thousand Dollars ($475,000), payable in accordance with the Company’s customary and applicable payroll practices, but in no event less frequently than semi-monthly (the “Base Salary”).  Notwithstanding the foregoing, commencing as of March 1, 2009 and the same day of each subsequent calendar year occurring during the Term, your Base Salary shall be increased by the greatest of (i) five percent (5.0%) of your Base Salary as in effect on the immediately preceding date, or (ii) the percentage increase in the Consumer Price Index during the immediately preceding twelve (12) months for Irvine, California as determined by the U.S. Department of Labor, Bureau of Labor Statistics, or (iii) such merit increase as shall be awarded to you and approved by the Company’s Board of Directors.  The Company agrees to review your salary for merit increases, at the same time as other senior executives of the Company, but at least once per year.  Any higher Base Salary paid to you subsequently will be deemed the annual rate for the purposes of this Agreement and will commence on the date determined by the Company.  In no event shall your Base Salary be reduced without your prior written consent.

(b)           Incentive Bonus Compensation.  You shall participate in the Company Management Incentive Plan as in effect from time to time or any successor thereto (the “MIP”).  Your target bonus under the MIP for each fiscal year shall be seventy-five percent (75%) of your Base Salary; provided that in all events the total bonus paid to you under the MIP for any fiscal year shall not be less than thirty seven and one-half percent (37.5%) of your Base Salary (the “Guaranteed Minimum MIP Bonus”).  Any bonus earned under the MIP shall be based upon a weighted measurement of ten percent (10%) based upon achievement of the goals, criteria and performance of the Company and its subsidiaries, and ninety percent (90%) based upon achievement of goals, criteria and performance of Blizzard and of your own personal goals (in each case as measured against pre-established objectives), all in accordance with the terms and conditions of the MIP.  Notwithstanding the foregoing, the target bonus level recited herein shall not serve as a limit on the amount of the bonus which you are entitled to earn and receive under the MIP, as the MIP shall permit you to earn and receive in aggregate up to two (2) times the otherwise applicable target bonus level (i.e., to a maximum bonus of 150% of your Base Salary).  You understand that your actual bonus above any Guaranteed Minimum MIP Bonus is not guaranteed compensation and is subject to the discretion of the Company and the terms of the MIP.

(c)           Holiday Bonus Compensation.  In addition to the MIP, you shall continue to participate in the Blizzard Entertainment, Inc. Holiday bonus program as in effect from time to time (the “Holiday Plan”).  Your target bonus under the Holiday Plan for each fiscal year shall be fifty percent (50%) of your Base Salary; provided that in all events the total bonus paid to you under the Holiday Plan for any fiscal year shall not be less than twenty-five percent (25%) of your Base Salary (the “Guaranteed Minimum Holiday Bonus” which, collectively with the Guaranteed Minimum MIP Bonus for any fiscal year is herein referred to as the “Guaranteed Minimum Bonus”).  Any bonus earned under the Holiday Plan shall be determined by the Chief Executive Officer of the Company in accordance with the terms and conditions of the Holiday Plan; provided that references, if any, to “Vivendi Games” or “Vivendi Universal Games” in applying the Holiday Plan shall be replaced with the Company.  You understand that your actual bonus above any Guaranteed Minimum Holiday Bonus is not guaranteed compensation and is subject to the discretion of the Company and the terms of the Holiday Plan.

(d)           Profit Sharing Compensation.  In addition to the MIP and the Holiday Plan, you shall continue to participate in the Blizzard Entertainment Profit Sharing Plan as in effect from time to time (the “Profit Sharing Plan”) in conformity with the applicable terms and provisions of the Profit Sharing Plan; provided that in all events you shall remain entitled to receive not less than three and one-half percent (3.5%) of the “Profit Sharing Pool” (as currently defined and determined within the Profit Sharing Plan).  Any bonus earned under the Profit Sharing Plan (a “Profit Share Bonus”) shall be determined by the Chief Executive Officer of the Company in accordance with the terms and conditions of the Profit Sharing Plan; provided that all references therein to “Vivendi Games” or “Vivendi Universal Games” shall be replaced with the Company.  You understand that except for your guaranteed percentage participation of the Profit Sharing Pool under the Profit Sharing Plan, your actual bonus amount under the Profit Sharing Plan is dependent upon the amount of such Profit Sharing Pool being established thereunder, if any.

(e)           Bonus Determinations.  For all purposes of this Agreement, the MIP, the Holiday Plan and Profit Sharing Plan are herein collectively referred to as the “Bonus Plans” and individually as a “Bonus Plan.”  Notwithstanding any other provision contained herein or of the

Bonus Plans to the contrary, in the event of the termination of your employment with the Company by either the Company without Cause or by you for Good Reason or as a result of your death or Disability (as hereinafter defined) or upon the expiration of the Term of this Agreement without renewal, you shall remain entitled and the Company shall pay to you, as and when any such bonus compensation payments are otherwise remitted under the terms of the Bonus Plans, each of (i) the full amount of any bonus compensation earned and owed to you, but remaining unpaid for any fiscal year or period ending on or prior to any such termination or expiration and (ii) a pro-rata share (determined on a daily basis) of any bonus compensation otherwise accrued for you during or for the fiscal year or period in which such termination or expiration occurs.

(f)            Equity Awards.  In addition to the Bonus Plans, (i) upon the Commencement Date, the Company shall have previously recommended and obtained authorization from the Compensation Committee of the Company’s Board of Directors to grant you, and will promptly provide you with a one-time grant of a “Stock Option” under the Activison Inc. 2007 Incentive Plan (the “2007 Plan”) to purchase 300,000 shares of the Company’s common stock (the “Initial Equity Award”) and (ii) the Company will recommend to the Compensation Committee of the Company’s Board of Directors that you be granted, and will use its reasonable best efforts to cause you to be granted, a “Stock Option” under the 2007 Plan or its applicable successor plan to purchase 100,000 shares of the Company’s common stock (the “Annual Equity Award”), to be granted at the same time such regular annual equity grants are made to other senior executive officers of the Company commencing in 2009 (but, for the avoidance of doubt, not more than once per fiscal year during the Term).  The Initial Equity Award and Annual Equity Awards will be subject to the terms and conditions of the Company’s 2007 Plan or other succeeding and applicable equity plan and the customary form of award agreement used thereunder generally for executives of the Company (other than the Company’s Chief Executive Officer and Co-Chairman), and any specific standard terms and conditions set forth and uniformly applied by the Company; provided, however, that the Initial Equity Award will provide for vesting in equal monthly installments over a period of five (5) years from the grant date thereof.  The number of shares to be granted under any Initial Equity Award or Annual Equity Award shall be appropriately adjusted in the event of a corporate merger, recapitalization, stock dividend, reorganization or similar event, of the Company.  In addition, you shall be entitled to receive and participate in any discretionary and meritorious awards of equity incentives under the 2007 Plan or any successor thereto all upon such terms and conditions as the Company’s Board of Directors, acting by and through its Compensation Committee, may determine in its and their sole and absolute discretion; it being intended that your receipt of the Initial Equity Award and the Annual Equity Awards shall not be deemed to serve as a limit on the amount of any such equity incentives the Company may decide, within its sole and absolute discretion, to award to you based upon your performance or achievements as determined from time to time.

(g)           Blizzard Equity Incentive Plan.  It is hereby acknowledged and agreed that the consummation of the transactions contemplated by the Business Combination Agreement shall constitute a Change in Control under the Blizzard Entertainment, Inc. 2006 Equity Incentive Plan (the “BEP”) resulting in the full and immediate acceleration and vesting of all outstanding options and/or shares of restricted stock previously granted to you under the BEP and held by you as of the Closing Date (collectively “Outstanding Incentives”).  From and after the Commencement Date, the Company shall cause all Outstanding Incentives to be paid, liquidated or redeemed or otherwise held, converted or maintained in conformity with the terms and provisions of the BEP as in effect on October 15, 2007.

(h)           Benefits.  You will be entitled to participate in all welfare benefit plans (including health, medical, hospitalization, dental, vision, life and disability insurance plans), perquisites and other employee programs made available from time to time by Blizzard to its senior executive employees generally (the “Welfare Plans”).  The Company agrees that during the Term, the Welfare Plans shall, in the aggregate, be provided on terms and conditions no less favorable that those welfare benefits made available to you from Blizzard as in effect on October 15, 2007.

(i)            Vacation.  In addition to all other paid Company holidays, you will be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company applicable generally to similarly situated executives of the Company; provided, however, you will be entitled to no less than four (4) weeks of paid vacation during each calendar year, to take at such time as you and the Company may mutually agree upon, and subject to the otherwise applicable terms of the Company’s vacation policy as in effect from time to time.  Specifically, in the event you do not use your available vacation by the end of the calendar year in which it accrues, you may carry unused vacation forward to the following year, provided however that additional accrual of vacation days will cease once you have reached a cap equaling eight (8) weeks of total available and unused vacation. When you have used sufficient accrued vacation days to bring your available vacation below the eight (8) week cap, you will again begin to again accrue vacation.

(j)            Car Allowance.  You will be entitled to participate in the Company’s executive auto allowance program, if any, at the same level of the other senior executive officers of the Company and in accordance with such program’s terms and conditions.

(k)           Legal Fees.  The Company shall reimburse you (or pay on your behalf at your direction) for all reasonable legal fees and costs incurred or paid by you in connection with the negotiation and implementation of this Agreement; provided that such amount reimbursed or paid to or on your behalf hereunder shall not exceed Twelve Thousand Five Hundred Dollars ($12,500).

(l)            Expense Reimbursements.  During your employment, the Company will reimburse you for your reasonable and necessary business expenses in accordance with its then prevailing policy for similarly situated employees (which will include appropriate itemization and substantiation of expenses incurred).  In furtherance but not in limitation of the foregoing, when traveling in the course of performing your duties hereunder, you shall be entitled to reimbursement for business class air travel on all flights in excess of three (3) hours and be entitled to utilize and be reimbursed for overnight accommodations at four (4) star facilities (as measured on a five star scale).  All reimbursements provided to you hereunder shall be in addition to and not in limitation or lieu of all other compensations or benefits provided you under this Agreement.

(m)          Financial Stipend.  You shall receive an annual non-accountable and non-recoupable personal expense allowance of Three Thousand Five Hundred Dollars ($3,500).  Such stipend shall be paid to you to assist and reimburse you for your personal financial, accounting, tax and legal planning and service costs and expenses; provided, that you shall not be responsible to account to the Company for or with respect to any such costs or expenses nor submit to the Company any vouchers or other reports evidencing or supporting the same.  Such stipend shall be included and reported by the Company in your annual compensation.

(n)           Enhanced Severance Compensation.  The Company hereby agrees that upon either (i) the termination of your employment by the Company without Cause or (ii) your termination of your employment for Good Reason (each a “Qualified Separation”), the Company shall have paid or caused to be paid to you or otherwise caused you to receive from Blizzard, the Company and/or their Affiliates total compensation provided under Paragraphs 3(a), 3(b), 3(c), 3(d), and 3(f) of this Agreement (as determined for the period from the Commencement Date through and including the date of such termination and including all salary, bonuses (under all plans) and any amounts earned under all stock-based incentive compensation plans (including outstanding unexercised stock options or similar awards, but only to the extent vested and exercisable by you with the value thereof being determined as the positive difference, if any, between the closing price for the Company’s stock on the date on which such termination occurs less the exercise price required to be paid by you for any such shares of stock) from the Commencement Date through the date of termination) aggregating not less than the product of (a) Four Million Dollars ($4,000,000) multiplied by (b) the total number of years (including any partial year expressed as a percentage of an entire year) during which you remained in the employ of the Company hereunder (such product being herein referred to as the “Required Total Compensation”).  Upon any Qualified Separation, in the event the Company has not paid or caused to be paid to or received by you the Required Total Compensation, the Company shall within thirty (30) days thereafter, pay to you in a single lump sum that amount necessary to cause you to have received the Required Total Compensation hereunder.

(o)           Withholding.  The Company will withhold from any payments and benefits payable under this Agreement such federal, state or local taxes as will be required to be withheld pursuant to any applicable laws or regulation.

4.             Compensation Upon Certain Termination Events.

(a)           Compensation Payable.  Should your employment with the Company terminate, you will be entitled to the amounts and benefits set forth in this Paragraph 4. In the event of such termination, and except for payments noted in this Paragraph 4, the Company will have no further obligations to you under this Agreement.  As such, you agree that you will have no rights or remedies in the event of your termination other than those set forth in this Paragraph 4.

(b)           Termination for Cause.  The Company may terminate your employment for Cause.  For purposes hereof “Cause” will exclusively mean and consist of:

(i)            your failure to perform your primary duties or your breach of the terms of this Agreement in either case resulting in material and demonstrable damage to the Company or its Affiliates, and which failure or breach is not remedied by you within thirty (30) days after receipt of written notice from the Company describing your failure and/or breach and setting forth the Company’s intention to terminate your employment if the failure or breach is not duly remedied;

(ii)           your intentional and material failure to comply with the Company’s material policies of which you are provided written notice and the terms of which are equally and uniformly applied to all executive employees of the Company (as such policies may be amended from time to time with your having been notified in writing as to any such amendments).  Notwithstanding the foregoing, you shall not be terminated under this Paragraph unless and until you have received written notice from the Company describing your failed actions committed in violation of the specified Company policy, and setting forth the Company’s intention to terminate your employment and have failed to cure and remedy such violation within thirty (30) days after receipt of such written notice from the Company; or

(iii)          your conviction of a felony or other crime involving dishonesty or fraud or that results or would reasonably be expected to result in the Company becoming subject to public reprimand or sanction.

(c)           Resignation; Termination for Good Reason.  You may resign your employment with the Company and terminate this Agreement at any time without advance notice.  Any such resignation may be with or without Good Reason.  For purposes hereof, “Good Reason” will mean the Company’s commission or the occurrence without your consent of any of the events in the immediately succeeding paragraph, which act or occurrence is not remedied by the Company within thirty (30) days after receipt of written notice from you specifically delineating each such event which you claim constitutes Good Reason hereunder and setting forth your intention to terminate your employment at the end of such 30-day period if such matter is not duly remedied.  Notice to the Company must be delivered by you within sixty (60) days after you become aware or receive notice of the commission or occurrence of such event or events constituting Good Reason hereunder.

“Good Reason” will mean the occurrence, without your consent or approval, of: (i) a reduction in any of your Base Salary, aggregate Guaranteed Minimum Bonus, target bonus opportunity under the MIP or Holiday Plan (or successor thereto) or percentage participation in the Profit Sharing Plan (or successor thereto), any material reduction, in the aggregate, of the benefits described under Section 3(h) hereof, or any modification, amendment, discontinuation or termination of any Bonus Plan (or any successor thereto) that either (a) in the aggregate (but taking into account any new or enhanced bonus, long term incentive or comparable benefit made available to you), materially reduces your opportunity to earn compensation under those Bonus Plans (taken as a whole and as compared to those incentive compensation opportunities available to you under those Bonus Plans as of immediately prior to the Commencement Date) or (b) in the aggregate (but taking into account any new or enhanced bonus, long term incentive or comparable benefit made available to the Blizzard employees), materially reduces the Blizzard employees’ aggregate overall opportunity to earn compensation under the Profit Sharing Plan (taken as a whole and as compared to the aggregate incentive compensation opportunities available to the Blizzard employees under the Profit Sharing Plan as of immediately prior to the Commencement Date); (ii) any material default by the Company in paying or providing you with any compensation or benefits required or any material obligations owed to you hereunder; (iii) the termination by the Company without “Cause” (as defined under the applicable employment agreement) of the Company’s employment of any one or more of the “Blizzard Management Team Members” (as hereinafter defined); (iv) a change in location of your primary place of employment from Blizzard’s existing office in the Irvine, California to a location more than fifteen (15) miles therefrom; (v) a change in title to one that conveys lesser responsibility or lower status, or the imposition of any restriction or constraint upon you or the undertaking of any other act which materially diminishes your position, office, responsibility, duties or authority; (vi) a change in your reporting structure and responsibilities as described in Paragraph 2 of this Agreement; (vii) upon a “Change in Control of Blizzard” (as hereinafter defined); or (viii) the Company taking or failing to take any actions, imposing any restrictions or otherwise engaging in conduct (except as otherwise required by applicable law or regulation) with respect to the operations or activities of Blizzard which, taken individually or as a whole, prevent or materially interfere with you having authority, ability, accountability, and control over the conduct of Blizzard’s strategic, operational and daily business activities, including without limit the making, execution or implementation of all decisions concerning Blizzard’s product development, worldwide operations, officers, personnel, brand, franchises, and products, including without limit the “CEO Duties” (as hereinafter defined); provided that at all times you shall exercise the foregoing authority within the annual, strategic or operating budget parameters reasonably established and reasonably agreed to between you and the Company herein and as revisited and modified (including based upon requests or recommendations initiated by you or the Company each acting in good faith and in a manner historically and customarily undertaken prior to the Commencement Date) from time to time (the “Approved Plans”), and within the Company’s uniformly applicable and standard procedures and policies (the “Company Policies and Procedures”).

For purposes hereof, the “CEO Duties” shall include and consist of those Blizzard activities, operations and functions comprised of the following, but qualified in all instances by and subject to (A) the Company Policies and Procedures, (B) Approved Plans, and (C) the Exclusions (as defined in the next paragraph):  (i) product development (including all greenlight processes, product plans, schedules, ship dates, technologies, tools, teams, personnel, contracts, and other methodologies pertaining to same), (ii) exploitation of franchise rights and intellectual properties, (iii) branding and all brand marketing, advertising, public relations, community management and licensing (including merchandising, television, motion pictures and ancillary product licenses and rights) pertaining to products developed, distributed or sold by Blizzard, as well as all trademarks and service marks incorporating or involving “Blizzard” or “Battle.Net,” (iv) human resource, recruiting, finance, information technologies, network operations, purchasing, quality assurance or control, customer service, billing and technical support, (v) website design, content, form, display and function, (vi) new or existing business development or market growth and pricing functions, (vii) physical plant, facility and office locations, as well as occupancy and use of all such premises or facilities, (viii) use or utilization of any outsourced activities or services, (ix) implementation of all project or other operating, capital expenditure, or similar budgets, (x) establishment or implementation (without any required approval) of employee rewards/perquisites not exceeding Two Hundred Thousand Dollars ($200,000) per year in the aggregate, (xi) any reorganization of the internal organization or structure of Blizzard including all matters affecting such internal departmentalization, titles, and reporting lines of responsibility regarding Blizzard personnel; and (xii) the preparation of all annual, strategic and operating budgets and plans for presentation to and approval by the Chief Executive Officer of the Company (provided, however, the timing of the delivery of such budgets and plans, as well as the level of detail to be covered thereby and the business objectives to be accomplished thereby shall be determined in advance by the Chief Executive Officer of the Company).  For clarity, the use by the Company, Vivendi S.A. or any of their subsidiaries of the name of the Company (as amended as of the Commencement Date to “Activision Blizzard

Inc.”), the name “Blizzard” and the name of any product of Blizzard, in each case, for any and all general corporate purposes where it is reasonably necessary or desirable in the sole judgment of the Company or where required by law (e.g., for required filings, on corporate communications and communications with investors, on copyright notices) shall not be deemed a violation of clause (iii) (or any other clause) of the foregoing definition of CEO Duties.  The Company acknowledges and agrees that discretionary uses of the name “Blizzard” (other than as set forth in the immediately preceding sentence) in conjunction with any product of the Company or its Affiliates other than a product developed, distributed or sold by Blizzard shall be a violation of clause (iii) unless your prior consent is obtained for that use.

Notwithstanding anything in this Agreement to the contrary, the CEO Duties with regard to Blizzard do not include, and you shall not take (or permit or cause Blizzard to take) any of the following actions without the express prior approval of the Chief Executive Officer of the Company:  (A) selling, licensing, transferring or encumbering any intellectual property of Blizzard other than in the ordinary course of business; (B) terminating any Blizzard Management Team Member or taking any action that results in any Blizzard Management Team Member having “Good Reason” (as defined under the applicable employment agreement) to resign from employment with the Company; (C) entering into any employment agreement outside the ordinary course of business, adopting or amending any material employee benefit plan or HR policy; (D) issuing any securities of Blizzard, including, without limitation, options, warrants or other rights convertible into or exchangeable for securities of Blizzard; (E) engaging in any acquisition, disposition or sale of any assets, other than in the ordinary course of business; (F) investing in any other entity, or entering into any joint venture agreement (other than, in each case, with a wholly-owned subsidiary of Blizzard); (G) incurring indebtedness (excluding indebtedness contemplated by an Approved Plan or variances of not more than 10% of any budgeted line item within the Approved Plan which variances do not aggregately cause the total indebtedness with such Approved Plan to be exceeded); (H) granting any guarantee of obligations of any entity or individual (other than of a wholly-owned subsidiary of Blizzard); (I) entering into any affiliate agreement with an employee of Blizzard other than an agreement related to such employee’s employment by the Company or termination thereof; (J) entering into any agreement (i) to do any of the foregoing, or (ii) not contemplated by an Approved Plan and that contemplates a payment by or to Blizzard (or could reasonably result in a payment by or to Blizzard) in excess of the amounts set forth in the Approved Plans, and within the Company Policies and Procedures.  The foregoing matters identified in this paragraph are the “Exclusions.”

For purposes of this Agreement, the “Blizzard Management Team Members” shall individually consist of each of and collectively be comprised of all of you, Paul Sams as installed in the office of Chief Operating Officer, Frank Pearce as installed in the office of Executive Vice President, Product Development, Robert Pardo as installed in the office of Senior Vice President, Game Design, Christopher Metzen as installed in the office of Vice President, Creative Development, and Neal Hubbard, as installed in the office of Vice President, Global Marketing.

For purposes of this Agreement, a “Change in Control of Blizzard” shall mean the occurrence of any of the following events: (i) any “person” or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”)) other than Vivendi S.A., the Company or one of the Company’s wholly-owned subsidiaries, becomes the “beneficial owner” (as defined in Rules 13d-3 or 13d-5 of the

Securities Exchange Act), directly or indirectly, of either the voting securities or total securities of Blizzard representing fifty percent (50%) or more of either the voting power or total equity represented by Blizzard’s then outstanding voting or other securities; (ii) the consummation of the sale, transfer, lease, or other disposition by Blizzard of all or substantially all of its assets in a single transaction or in a series of related transactions; or (iii) the consummation of a merger, liquidation, joint venture, combination, consolidation, recapitalization, or other reorganization transaction of Blizzard, other than any such transaction which would result in the voting securities of Blizzard outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of Blizzard or such surviving entity or joint venture outstanding immediately after such transaction.

(d)           Termination for Cause; Without Good Reason.  In the event that your employment is terminated for Cause or if you resign without Good Reason, you will be entitled to the following:  Payment of (1) any accrued but unpaid Base Salary due you through termination, (2) any accrued but unpaid vacation, (3) any unreimbursed expenses owed, accrued or incurred by you through termination, and (4) other unpaid amounts then due you under Company benefit plans, programs or policies, paid in accordance with the terms of such benefit plans, programs or policies.

(e)           Termination for Disability.  The Company may terminate your employment on account of a Disability. You will be deemed to have a “Disability” if you are incapacitated by a physical or mental condition, illness or injury which has prevented you, after reasonable accommodation, from being able to perform the essential duties of your position under this Agreement in a satisfactory fashion for all of a consecutive one hundred eighty (180) day period.  In the event of your suffering any condition which could result in your having suffered a Disability, your Base Salary shall continue until the earliest of (i) the 180th day following the start of your Disability absence or (ii) your death or (iii) the last day of the then current Term of this Agreement and will (under each of the foregoing clauses) be reduced by other Company provided disability benefits paid to and received by you.  In the event your employment is terminated on account of a Disability, you will be entitled to the following: payment of (1) any accrued but unpaid Base Salary due you through termination, (2) any accrued but unpaid vacation, (3) any unreimbursed expenses owed, accrued or incurred by you through termination; (4) other unpaid amounts then due you under Company benefit plans, programs or policies, paid in accordance with the terms of such benefit plans, programs or policies, (5) if not already due or paid under the terms of an applicable Bonus Plan, both the full amount of any previously earned or declared but unpaid bonus for any past fiscal year or period and a prorated bonus for the fiscal year or period in which such termination occurs, each being paid at such time that such bonus is paid to similarly situated executives all as contemplated under Paragraphs 3(b), 3(c), 3(d) and 3(e) hereof, and (6) all amounts as required or provided under Paragraphs 3(f) and 3(g) of this Agreement.

(f)            Death.  If you die while employed under this Agreement, you will be entitled to the following:  payment of (1) any accrued but unpaid Base Salary due you through your date of death, (2) any accrued but unpaid vacation, (3) any un-reimbursed expenses owed, accrued or incurred by you through your date of death, (4) other unpaid amounts then due you under Company benefit plans, programs or policies, except that those payments will be made to your estate or legal representative, paid in accordance with the terms of such benefit plans, programs or policies, (5) if not already due or paid under the terms of an applicable Bonus Plan, both the full amount of any previously earned or declared but unpaid bonus for any past fiscal year or period and a prorated bonus for the fiscal year or period in which your death occurs, each being paid at such time that such bonus is paid to similarly situated executives all as contemplated under Paragraphs 3(b), 3(c), 3(d) and 3(e) hereof, (6) any death benefits payable under Company employee benefit plans, programs or policies, paid in accordance with the terms of such benefit plans, programs or policies, and (7) all amounts as required or provided under Paragraphs 3(f) and 3(g) of this Agreement.

(g)           Termination Without Cause/Resignation with “Good Reason.”  In the event the Company terminates your employment without Cause, or you resign and terminate your employment with the Company with Good Reason, you shall be entitled to the following: payment of (1) any accrued but unpaid Base Salary due you through termination, (2) any accrued but unpaid vacation, (3) any unreimbursed expenses owed, accrued or incurred by you through termination, (4) other unpaid amounts then due you under Company benefit plans, programs or policies, paid in accordance with the terms of such benefit plans, programs or policies, (5) if not already due or paid under the terms of an applicable Bonus Plan, both the full amount of any previously earned or declared but unpaid bonus for any past fiscal year or period and a prorated bonus for the fiscal year or period in which such termination occurs, each being paid at such time that such bonus is paid to similarly situated executives all as contemplated under Paragraphs 3(b), 3(c), 3(d) and 3(e) hereof, (6) your Base Salary, an amount equal to the sum of the actual annual bonuses paid to you under the MIP and Holiday Plan for the year immediately preceding the year of termination, and your benefits under the Welfare Plans (but not including benefits provided under (i) any plan qualified under Section 401(a) of the Internal Revenue Code (except that any such benefits accrued, owing or vested through the date of or as a result of such termination shall remain payable under such plan in accordance with the terms thereof), (ii) any nonqualified deferred compensation plan (except that any such benefits accrued, owing or vested through the date of or as a result of such termination shall remain payable under such plan in accordance with the terms thereof), and (iii) any stock or incentive based plan (except that any such benefits accrued, owing or vested through the date of or as a result of such termination shall remain payable under such plan in accordance with the terms thereof) each as determined from the date of such termination through the last day of the unexpired then current Term of this Agreement, or, if longer, through the date which is two (2) years from and after the date of such termination, all as if such termination had not occurred, (7) an amount equal to two (2) times the actual annual bonus compensation paid to you under the Profit Sharing Plan for the year immediately preceding the year of termination, and (8) any and all payments owed to you as provided under Paragraphs 3(f), 3(g) and 3(n) of this Agreement; provided further that you meet the requirements of Paragraph 5 and that the provision and payment to you of any such continuing benefits shall be made subject to the terms and conditions of each governing and applicable benefit plan as in effect on the date of such termination.  All amounts payable to you under sub-clauses (1), (2), (3), (6), (7) and (8) of this Paragraph shall be remitted and paid by the Company to you within ten (10) days from and after your termination of employment hereunder in a single lump sum payment.

(h)                                 In the event your employment is terminated by the Company without Cause (but not if you resign with Good Reason), and at that time the Company has in place a written severance plan or policy that has been approved by the Company’s Board of Directors (“Company Severance Plan”), in addition to the benefits described in Paragraph 4(g), you may receive a “Lump Sum Severance Payment.”  The Lump Sum Severance Payment will be equal to the amount, if any, by which the cash payments due to you under the terms of the Company Severance Plan exceed the Base Salary continuation payable pursuant to Paragraph 4(g)(6).  It is understood that the severance pay and benefits due to you under this Agreement are in lieu of, and not in addition to, any severance pay or benefits due to you under the Company Severance Plan.

(i)                                     No Mitigation or Offset.  If the Company terminates your employment other than for Cause or you resign and terminate your employment for Good Reason, you will have no duty to attempt to seek alternate employment or otherwise mitigate the payments or benefits owed to you from the Company under Paragraphs 4(e) or 4(g) hereof.  In addition, the Company will not retain a right of offset against or have any right to reduce any amounts or benefits payable or provided to you under this Agreement irrespective of any employment subsequently obtained by you or any salary, bonus and/or benefits or other compensation of any kind earned or received by you for services rendered to any third party, through self-employment or from any source whatsoever from and after the date of such termination hereunder.

5.                                       Covenants.

(a)                                  Acknowledgment.  You acknowledge that you currently possess or will acquire secret, confidential, or proprietary information or trade secrets concerning the operations, future plans, or business methods of the Company and/or Blizzard.  You agree that the Company would be severely damaged if you misused or disclosed this information or engaged in the activities described herein.  To prevent this harm, you are making the promises set forth in this Paragraph 5.  You acknowledge that the provisions of this Paragraph 5 are reasonable and necessary to protect the legitimate interests of the Company and that any violation of such provisions would result in irreparable injury to the Company.  In the event of a violation of the provisions of this Paragraph 5, you further agree that the Company will, in addition to all other remedies available to it, be entitled to seek equitable relief by way of injunction and any other legal or equitable remedies.

(b)                                 Promise Not to Disclose.  You will hold in a fiduciary capacity, for the benefit of the Company, all confidential or proprietary information, knowledge and data of the Company and/or Blizzard and Company Information (as defined below), which you may acquire, learn, obtain or develop during your employment by the Company.  Further, you will not, during the Term or at any time thereafter, directly or indirectly use, communicate or divulge for your own benefit or for the benefit of another any such information, knowledge or data other than (i) as required by Blizzard or the Company or (ii) as required by law or as ordered by a court or in connection with governmental investigation or (iii) with respect to matters that are generally known to the public (other than as a result of your breach of this Agreement) or (iv) to your attorneys, but only to the extent necessary to allow their provision to you of professional services or (v) as necessary to permit you to defend against any claim or prosecute or enforce any rights dependent or reliant upon the information so disclosed.  You make the same commitments with respect to the secret, confidential or proprietary information, knowledge and data of customers, contractors and others with whom the Company and/or Blizzard has a business relationship or to whom the Company and/or Blizzard owes a duty of confidentiality.  The information covered by this protection includes, but is not limited to, matters of a business or strategic nature such as information about costs and profits, projections, personnel information, reengineering, records, customer lists, contact persons, customer data, software, sales data, possible new business ventures and/or expansion plans or matters of a creative nature, including without limitation, matters regarding ideas of a literary, creative, musical or dramatic nature, or regarding any form of product produced, distributed or acquired by Blizzard and/or the Company (“Company Information”).  Company Information will be considered and kept as the private, proprietary and confidential information of the Company and Blizzard except within Blizzard and the Company as required to perform services, and may not be divulged (A) without the express written authorization of the Company or (B) unless required by law or ordered by a court or in connection with governmental investigation or (C) unless the Company Information is generally known to the public or (D) except to your attorneys, but only to the extent necessary to allow their provision to you of professional services or (E) except as necessary to permit you to defend against any claim or prosecute or enforce any rights dependent or reliant upon the information so disclosed.  You further agree that you will neither publicly disclose the terms of this Agreement nor publicly discuss the Company in a manner that tends to portray the Company in an unfavorable light.

(c)                                  Promise Not to Engage In Certain Activities.  You will not at any time during your employment by the Company be or become (i) interested or engaged in any manner, directly or indirectly, either alone or with any person, firm or corporation now existing or hereafter created, in any business which is or may be competitive with the Company, Blizzard and/or the “Subject Businesses” of Vivendi S.A. (for so long as it is a shareholder of the Company) or (ii) directly or indirectly a stockholder or officer, director, agent, consultant or employee of, or in any manner associated with, or aid or abet, or give information or financial assistance to, any such business.  The provisions of this Paragraph will not be deemed to prohibit your purchase or ownership, as a passive investment, of not more than five percent (5%) of the outstanding capital stock of any corporation whose stock is publicly traded.  For purposes hereof, the “Subject Businesses” shall be comprised of commercial for profit activities consisting of either the creation, production, manufacture, sale or exploitation of either interactive video games or music (including those distributed by recorded or digital media); provided, that nothing contained herein shall prevent you from individually engaging in, providing or performing musical entertainment services as a performing or recording artist.

(d)                                 Promise to Return Property.  All records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to the Company’s and/or Blizzard’s business in whatever form (including electronic) will be returned to the Company upon the termination of your employment, whether such termination is at your or the Company’s request.  Notwithstanding the foregoing, upon termination of your employment with the Company, you shall be entitled to retain possession of any and all personal files, personal service awards, and personal contact information generated by you (including your personal rolodex or other physical, digital, electronic or other repository of such information) in the course of your professional career and all personal effects or items including furnishings, artwork, decorations, statues, toys, books, merchandise and other similar personalty.

(e)                                  Promise Not to Solicit.  You will not during (i) the period of your employment by the Company and (ii) the period after termination of your employment with the Company and during which you are being paid under Paragraph 4 of this Agreement (including any period corresponding to any lump sum payment you may receive) (the “Restricted Period”) directly or indirectly solicit for employment, employ or induce or attempt to induce any employees, consultants, contractors or representatives of the Company and/or Blizzard to stop working for, contracting with or representing the Company and/or Blizzard.  Notwithstanding the foregoing, you shall not be in breach or violation hereof in the event you shall use any form of industry wide or public media to advertise, seek or solicit employment, consulting, contract or representative services.  During the Restricted Period, you also shall not, directly or indirectly, solicit, induce, or attempt to solicit or induce any person known to you to be a customer, client, vendor or supplier of the Company and/or Blizzard (a “Customer”) to terminate his, her or its relationship with the Company and/or Blizzard for any purpose, including the purposes of decreasing the amount of business that any such Customer conducts with the Company and/or Blizzard.

(f)                                    Promise to Cooperate.  During any period which you are being paid under Paragraph 4 of this Agreement after the termination of your employment with the Company (including any period corresponding to any lump sum payment you may receive), you agree to make yourself reasonably available, subject to your other personal and professional commitments and obligations, to provide information and other assistance as reasonably requested by the Company (and, at the expense of the Company), with respect to pending, threatened or potential claims and other matters related to the business of Blizzard about which you have personal knowledge as a result of your supervision or other involvement within such claims or matters performed in connection with your employment.  In the event you are required to dedicate more than two hours per week or eight hours per month towards the provision of any support or assistance to the Company required hereunder, the Company shall compensate you at the same hourly equivalent rated determined based upon your Base Salary and assuming dedication of 2,000 hours per year in exchange for same.  In all events, the Company shall reimburse you or pay on your behalf, all direct expenses incurred (including any travel) in connection with your fulfillment of your obligations under this Paragraph.

(g)                                 Company Ownership.  The results and proceeds of your services hereunder (excluding for all purposes of this Paragraph any such results or proceeds from your undertaking of the Permitted Activities), including, without limitation, any works of authorship or works in progress resulting from your services during your employment with the Company and/or any of the Company’s Affiliates, will be works-made-for hire and the Company will be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to you whatsoever.  If, for any reason, any of such results and proceeds covered by this Paragraph will not legally be a work-for-hire and/or there are any rights which do not accrue to the Company under the preceding sentence, then you hereby irrevocably assign and agree to assign any and all of your right, title and interest thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company will have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to you whatsoever.  You will, from time to time, as may be requested by the Company, do any and all things which the Company may deem useful or desirable to establish or document the

Company’s exclusive ownership of any and all rights in any such results and proceeds covered by this Paragraph, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments.  To the extent you have any rights in the results and proceeds of your services covered by this Paragraph that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights.  This Paragraph is subject to and will not be deemed to limit, restrict, or constitute any waiver by the Company of any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company being your employer.  You and the Company acknowledge that pursuant to California Labor Code §2870 certain inventions are not assignable to the Company, including any invention you develop entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information.  California Labor Code Section 2870 specifically provides:

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)                                 Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)                                 Result from any work performed by the employee for the employer.

(h)                                 Prior Restrictions.  You represent that you are free to enter into this Agreement and are not restricted in any manner from performing under this Agreement by any prior agreement, commitment, or understanding with any third party.  If you have acquired confidential or proprietary information in the course of your prior employment or as a consultant, you will fully comply with any duties not to disclose such information then applicable to you during the Term.

6.                                       Services Unique.  You recognize that your services hereunder are of a special, unique, unusual, extraordinary and intellectual character, giving them a peculiar value, the loss of which the Company cannot be reasonably or adequately compensated for in damages.  In the event of a breach of this Agreement by you (particularly, but without limitation, with respect to the provisions hereof relating to the exclusivity of your services and subject only to your performance of the Permitted Activities), the Company will, in addition to all other remedies available to it, be entitled to seek equitable relief by way of injunction and any other legal or equitable remedies.  This provision will not be construed as a waiver of the rights which the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights and remedies will be unrestricted.

7.                                       Notices.  All notices and other communications hereunder will be in writing and will be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Employee:

At the address indicated on the first page hereof.

With a copy to:

Greenberg Traurig. LLP
3290 Northside Parkway
Suite 400
Atlanta, Georgia 30327
Attention:  Duane D. Sitar

If to the Company:

To the address(es) set forth on Exhibit A

or to such other address as either party will have furnished to the other in writing.  All notices and communications shall be deemed to have been duly given and received: (a) on the date of receipt, if delivered by hand; (b) three (3) business days after being sent by first class certified mail, return receipt requested, postage prepaid; or (c) one (1) business day after sending by a nationally recognized next-day deliver service designated for priority overnight delivery with all delivery fees prepaid and with confirmation of receipt.  As used herein, the term “business day” means any day that is not Saturday, Sunday or legal holiday in the State of California.

8.                                       Assignment/Affiliated Corporations.  The Company will have the right to assign this Agreement to any Affiliate or successor of the Company as long as such assignee fully assumes this Agreement in writing; provided, that any such assignment by the Company permitted hereunder shall not affect or relieve the Company from its continuing and primary responsibility and liability hereunder to you as a result of such assignee’s breach, violation or default of any obligation owed to you hereunder.  You acknowledge and agree that all of your covenants and obligations to the Company, as well as the rights of the Company hereunder, will run in favor of and will be enforceable by the Company, its Affiliates and their successors.  Upon to the Closing (as defined in the Business Combination Agreement), Vivendi Games (i) shall assign its obligations under this Agreement to the Company and (ii) shall use its reasonable best efforts to cause the Company to assume this Agreement.  Vivendi Games hereby represents and warrants to you that the terms and provisions of the Business Combination Agreement require that the Company assume this Agreement and employ you hereunder upon the occurrence of the Closing thereunder and effective as of the Closing Dote thereunder.  The Company’s assumption of this Agreement shall be evidenced by an assignment and assumption agreement, a copy of which will be provided to you promptly following the Closing Date.

9.                                       Miscellaneous.  No provisions of this Agreement may be amended, modified, waived, or discharged except by a written document signed by you and a duly authorized officer of the Company.  A waiver of any conditions or provisions of this Agreement in a given instance will not be deemed a waiver of such conditions or provisions at any other time.  The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of California.  This Agreement will be binding upon, and will inure to the benefit of, you and your estate and the Company and any successor thereto, but neither this Agreement nor any rights arising under it may be assigned or pledged by you.

10.                                 Validity.  If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state, country or other jurisdiction where this Agreement is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state, country or jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.

11.                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which together will constitute the same instrument.

12.                                 Entire Agreement.  This Agreement along with the Exhibits attached hereto set forth the entire understanding between you and the Company; all oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement or within the plans, policies or programs referenced herein.  All prior employment agreements, understandings and obligations (whether written, oral, express or implied) between you and the Company, if any, are terminated as of the Commencement Date of the Term and are superseded by this Agreement.

13.                                 Section 409A.

(a)                                  Specified Employee.  If you are a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations, rulings and guidance issued thereunder (“Section 409A”), then you shall not be entitled to any payments or benefits hereunder that constitute deferred compensation subject to Section 409A, and whose payment or provision is triggered by your termination of employment (whether such payments or benefits are provided to you under this Agreement or under any other plan, program or arrangement of the Company or Blizzard) and is not otherwise subject to or qualifies for an exemption or exception from the application of Section 409A, until the earlier of (i) the date which is the first business day following the six-month anniversary of your termination of employment for any reason other than death (on which date all payments otherwise due or owing to you which are delayed hereunder shall be retroactively made in full) or (ii) your date of death.  The Company shall make the determination as to whether you are a “specified employee” in good faith in accordance with its uniform methodology and procedures adopted in accordance with Section 409A and, at the time of your termination of employment will notify you whether or not you are a “specified employee.”  For all purposes of this Agreement, it is hereby agreed that each and every payment made to you as a result of your termination of employment hereunder (notwithstanding any expression or remittance of same upon installment or similar terms) shall constitute a separate payment for all purposes of Section 409A.

(b)                                 Section 409A Matters.  This Agreement is intended to satisfy the requirements of Section 409A of the Code with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent.  If either party notifies the other in writing that, based on the advice of legal or tax counsel, one or more of the provisions of this Agreement contravenes Section 409A or causes any amounts to be subject to interest, additional tax or penalties under Section 409A, the parties shall promptly and reasonably consult with each other (and with their legal counsel), and shall use their reasonable best efforts, to reform the provisions hereof to (i) maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A of the Code or increasing the costs to the Company of providing or decrease the amount received by you under the applicable benefit or payment and (ii) to the extent possible, to avoid the imposition of any interest, additional tax or other penalties under Section 409A upon you or the Company.  Except as expressly provided otherwise herein, no reimbursement payable to you pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company or Blizzard covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A.

14.                                 Indemnity.  Notwithstanding anything contained herein to the contrary, the Company hereby agrees to fully and unconditionally indemnify, defend and hold you harmless to the maximum extent permitted under applicable law from and against any and all lawsuits, claims, causes of action, allegations or accusation incurred or encountered by you as a result, in connection with or arising from or under your good faith performance or rendering of any duties, services, or activities for or on behalf of the Company or its Affiliates or your status as an employee, officer, director, shareholder, owner, agent, fiduciary or representative of the Company.  In furtherance of the foregoing, the Company agrees to both (i) throughout the Term and for not less than six (6) years from and after the termination of your employment with the Company, to maintain or cause to be maintained errors and omissions, directors and officers, and such other liability insurance upon terms and conditions no less favorable than those currently in effect or otherwise hereafter maintained by any Company Affiliate and to cause you to be named as an additional insured under any such insurance policies with all coverage provided thereunder being primary and with all rights of subrogation as against you under such policies being waived and (ii) extend all rights of indemnification from the Company to you upon terms and conditions and subject to insurance coverage levels no less favorable than those offered or extended by the Company or its Affiliates to the Company’s or such Affiliates employees, officers or directors.

15.                                 Affiliates.  For all purposes of this Agreement, the term “Affiliates” as it applies to any party hereto shall mean, as applicable, (a) any person or entity which directly or indirectly (through one or more intermediaries) is controlling, controlled by or under common control with that party, (b) any person or entity owning or controlling more than ten percent (10%) of the outstanding voting securities or beneficial interests of that party, or (c) in the case of an individual, such party’s spouse, lineal descendants or lineal ancestors.  For purposes of this Agreement, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such party.

[The remainder of this page is intentionally blank
Signatures contained on the following page.]

If the foregoing terms are acceptable to you, please execute this letter below and return it to me. A duplicate original is enclosed for your records.

Very truly yours,

VIVENDI GAMES, INC.

	By:	/s/ Bruce L. Hack
Bruce L. Hack, Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Michael Morhaime
Michael Morhaime

[signature page to employment agreement]

Exhibit A – Notices